Exhibit (a)(i) under Form N-2

CERTIFICATE OF TRUST

OF

FEDERATED MUNICIPAL TERM TRUST

This Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) and sets forth the following:

First: The name of the trust is Federated Municipal Term Trust (the “Trust”).

Second: The name and address of the Registered Agent in the State of Delaware is: The Delaware Registered Agent Company LLC, 2333 Westville Road, Marydel, Kent County, Delaware 19964.

Third: The Trust is, or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

IN WITNESS WHEREOF, the trustee named below does hereby execute this Certificate of Trust as of the 10th day of February, 2009.

/S/ Gregory Hirst
Gregory Hirst, Trustee